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Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

    This REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of November 15, 2001, by and among Click2learn, Inc., a Delaware corporation (the "Company"), and each of the purchasers (individually, a "Purchaser" and, collectively, the "Purchasers") listed on the Schedule of Purchasers attached as Exhibit A hereto.

    WHEREAS, the Company has agreed to issue and sell to the Purchasers pursuant to a purchase agreement, dated as of November 15, 2001 (the "Purchase Agreement"), by and among the Company and the Purchasers, (i) up to an aggregate of 2,740,000 shares of its common stock, par value $.01 per share (the "Common Stock" and, such shares, the "Common Shares") and (ii) warrants (the "Warrants") exercisable into additional shares of Common Stock (the "Warrant Shares"), subject to the terms and conditions set forth in the Purchase Agreement; and

    WHEREAS, in order to induce the Purchasers to purchase the Common Shares and Warrants, the Company has agreed to provide the registration rights set forth in this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

    Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following capitalized terms shall have the following respective meanings:

    "Business Day" means shall mean any day on which the New York Stock Exchange (the "NYSE") and commercial banks in the city of New York are open for business.

    "Effectiveness Deadline" has the meaning set forth in Section 3(a).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Filing Deadline" has the meaning set forth in Section 3(a).

    "Holder" has the meaning set forth in Section 2.

    "Liquidated Damages" has the meaning set forth in Section 4.

    "Prospectus" means any prospectus included in the Registration Statement at the time the Registration Statement is declared effective, as amended or supplemented by any prospectus supplement and all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

    "Registration Statement" has the meaning set forth in Section 3(a).

    "Securities Act" means the Securities Act of 1933, as amended.

    "Transfer Restricted Shares" means Common Shares, Warrant Shares and any other securities of the Company issued or issuable upon the exercise or conversion thereof or in exchange therefor or upon any similar event with respect thereto, whether by way of stock split or in connection with a combination of shares, recapitalization, merger, consolidation, other reorganization or otherwise. As to any particular Transfer Restricted Shares held by any particular person, once issued such securities shall cease to be Transfer Restricted Shares when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed by such person to a non-affiliate of such person pursuant to Rule 144 under the Securities Act, (iii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been issued to such person and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any similar state statute then in force, or (iv) such securities shall have ceased to be outstanding.

SECTION 2. HOLDERS

    A person or entity is deemed to be a holder of Transfer Restricted Shares (each, a "Holder") whenever such person owns Transfer Restricted Shares.

SECTION 3. REGISTRATION

    (a)  Registration.

      The Company shall cause to be filed, on or prior to thirty (30) days after the Closing Date (the "Filing Deadline"), a registration statement on Form S-3 under the Securities Act (the "Registration Statement"), relating to the resale of all of the Transfer Restricted Shares, and shall use its best efforts to cause such Registration Statement to become effective as soon as possible and in any event by the earlier of (i) five (5) days after the Company is notified (orally or in writing, whichever is earlier) by the Securities and Exchange Commission that the Registration Statement will not be "reviewed" or subject to further review, and (ii) on or prior to ninety (90) days after the Closing Date (the "Effectiveness Deadline").

      The Company shall use its best efforts to keep any Registration Statement required by this Section 3(a) continuously effective, supplemented, amended and current as required by and subject to the provisions of Section 5(a) to the extent necessary to ensure that it is available for sales of Transfer Restricted Shares and in conformity with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time until all Transfer Restricted Shares covered by the Registration Statement (i) have been sold pursuant thereto or (ii) are eligible to be resold pursuant to Rule 144(k), or any successor rule thereto, promulgated under the Securities Act (which shall not require the Holder of Warrants to utilize a cashless or net exercise) or (iii) cease definitionally to be "Transfer Restricted Shares".

      (b)  Provision by Holders of Certain Information in Connection with the Registration Statement.

      No Holder of Transfer Restricted Shares may include any of its Transfer Restricted Shares in the Registration Statement unless and until such Holder furnishes to the Company in writing, within 10 days after receipt of a request therefor, the information specified in Item 507 or 508 of Regulation S-K, as applicable, of the Securities Act for use in connection with any Registration Statement or Prospectus or preliminary Prospectus included therein. No Holder of Transfer Restricted Shares shall be entitled to Liquidated Damages pursuant to Section 4 unless and until such Holder shall have provided all such information on the questionnaire attached hereto as Annex A. Each selling Holder agrees to promptly furnish additional information required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading.

SECTION 4. LIQUIDATED DAMAGES

    If (a) the Registration Statement is not filed with the SEC on or prior to the Filing Deadline, (b) the Registration Statement has not been declared effective by the SEC on or prior to the Effectiveness Deadline, or (c)) the Registration Statement is not available for use by the Selling Security Holder for a period of 15 days for any reason, (each such event referred to in clauses (a) through (c), a "Registration Default"), then, subject to Section 3(b), the Company hereby agrees to pay to each Holder of Common Shares affected thereby liquidated damages ("Liquidated Damages")

in the amount of a number of shares of Common Stock of equal to 5% of the number of Common Shares purchased by such Holder pursuant to the Purchase Agreement (rounded up to the nearest share, taking into account all Common Shares purchased by such Holder pursuant to the Purchase Agreement). In addition, for each month following the occurrence of a Registration Default that such Registration Default continues, on or before the last day of such month, the Company hereby agrees to pay to each Holder of Common Shares affected thereby Liquidated Damages in the amount of a number of shares of Common Stock equal to 2% of the number of Common Shares purchased by such Holder pursuant to the Purchase Agreement (rounded up to the nearest share, taking into account all Common Shares purchased by such Holder pursuant to the Purchase Agreement); provided, however, that the Company shall in no event be required to pay Liquidated Damages for more than one Registration Default at any given time. If the Company does not have a sufficient number of shares of Common Stock authorized and available to pay the Liquidated Damages, the Company shall pay to the Holders that number of shares of Common Stock authorized and available for issuance (to be distributed pro-rata among the Holders according to their respective purchases pursuant to the Purchase Agreement) and pay to each Holder an amount in cash equal to the difference between (x) the number of shares of Common Stock due as Liquidated Damages and (y) the number of shares of Common Stock otherwise authorized and available for issuance multiplied by the original Common Share purchase price of $2.50. If the Company fails to pay any Liquidated Damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. The parties hereto agree that the payment of the foregoing amounts is reasonable in light of the transactions contemplated by this Agreement. Nothing contained herein shall preclude the Holder from exercising any rights available to it whether in law or equity.

    All accrued Liquidated Damages shall be paid to the Holders entitled thereto. All obligations of the Company set forth in the preceding paragraph that are outstanding with respect to any Transfer Restricted Share at the time such security ceases to be a Transfer Restricted Share shall survive until such time as all such obligations with respect to such security shall have been satisfied in full.

SECTION 5. REGISTRATION PROCEDURES

    (a)  Registration Statement

      In connection with the Registration Statement, the Company shall:

      i.   use its best efforts to effect such registration to permit the sale of the Transfer Restricted Shares being sold in accordance with the intended method or methods of distribution thereof (as indicated in the information furnished to the Company pursuant to Section 3(b)), and pursuant thereto the Company will prepare and file with the SEC the Registration Statement on Form S-3, which form shall be available for the sale of the Transfer Restricted Shares in accordance with the intended method or methods of distribution thereof within the time periods and otherwise in accordance with the provisions of this Agreement;

      ii.  use its best efforts to keep the Registration Statement continuously effective and provide all requisite financial statements for the period specified in Section 3 of this Agreement; and upon the occurrence of any event that would cause the Registration Statement or the Prospectus contained therein (A) to contain an untrue statement of a material fact or omit to state any material fact necessary to make the statement therein not misleading or (B) not to be effective and usable for resale of Transfer Restricted Shares during the period required by this Agreement, the Company shall file promptly an appropriate amendment or supplement to the Registration Statement curing such defect, and, if the SEC review is required, use its reasonable best efforts to cause such amendment to be declared effective as soon as practicable;

      iii.      prepare and file with the SEC such amendments and post-effective amendments to the applicable Registration Statement as may be necessary to keep the Registration Statement effective for the applicable period set forth in Section 3, as the case may be; cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with Rules 424, 430A and 462, as applicable, under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in the Registration Statement or supplement to the Prospectus;

      iv.  advise each Holder promptly and, if requested by such Holder, confirm such advice in writing, (A) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective, (B) of any request by the SEC for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Transfer Restricted Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, and (D) of the existence of any fact or the happening of any event that makes any statement of a material fact made in the Registration Statement, the Prospectus, any amendment or supplement thereto or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement in order to make the statements therein not misleading, or that requires the making of any additions to or changes in the Prospectus in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that the Company determines in its good faith judgment that the disclosure of such fact or happening or event at such time would have a material adverse effect on the business, financial condition, operations or prospects of the Company or the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed; however, the Company need not disclose to Holders any information that the board of directors of the Company determines in its good faith judgment to be non-public, confidential information that pertains to, among other events, a merger, sale, consolidation or acquisition of the Company); and if at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Transfer Restricted Shares under state securities or blue sky laws, the Company shall use its reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time;

      v.  subject to Section 5(a)(ii), if any fact or event contemplated by Section 5(a)(iv)(D) above shall exist or have occurred, prepare a supplement or post-effective amendment to the Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Transfer Restricted Shares, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

      vi.  furnish to each Holder in connection with such sale, if any, before filing with the SEC, copies of the Registration Statement or any Prospectus included therein or any amendments or supplements to the Registration Statement or Prospectus, which documents will be subject to the review and comment of such Holders in connection with such sale, if any, for a period of at least five Business Days, and the Company will not file the Registration Statement or Prospectus or any amendment or supplement to the Registration Statement or Prospectus to which such Holder shall reasonably object within five Business Days after the receipt thereof; a Holder shall be deemed to have reasonably objected to such filing only if the Registration Statement, amendment, Prospectus or supplement, as applicable, as proposed to be filed, contains an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading or fails to comply with the applicable requirements of the Securities Act and the Holder provides written notice of such untrue statement of a material fact or omission of any material fact necessary to make the statements therein not misleading together with such modifications as are required to correct the foregoing;

      vii. if requested by any Holder in connection with such exchange or sale, promptly include in the Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such Holder may reasonably request to have included therein, including, without limitation, the "Plan of Distribution" (in substantially the form of Annex B attached hereto) of the Transfer Restricted Shares; and make all required filings of such Prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be included in such Prospectus supplement or post-effective amendment;

      viii.     furnish to each Holder in connection with such exchange or sale, if any, without charge, at least one copy of the Registration Statement, as first filed with the SEC, and of each amendment thereto, including all documents incorporated by reference therein and all exhibits (including exhibits incorporated therein by reference);

      ix.  deliver to each Holder, without charge, up to ten (10) copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement as such Holder may request; the Company hereby consents to the use (in accordance with law) of the Prospectus and any amendment or supplement thereto by each Holder in connection with the offering and the sale of the Transfer Restricted Shares covered by the Prospectus or any amendment or supplement thereto;

      x.  in connection with any sale of Transfer Restricted Shares that will result in such securities no longer being Transfer Restricted Shares, cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Transfer Restricted Shares to be sold and not bearing any restrictive legends; and instruct its transfer agent pursuant to transfer agent instructions substantially in the form attached hereto as Annex C to register such Transfer Restricted Shares in such denominations and such names as the selling Holders may request at least two Business Days prior to such sale of Transfer Restricted Shares;

      xi.  use its reasonable best efforts to cause the disposition of the Transfer Restricted Shares covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Transfer Restricted Shares; provided, however, that the Company shall not be required to register or qualify as a foreign corporation where the Company is not now so qualified or to take any action that would subject the Company to the service of process in suits or to taxation, other than as to matters and transactions relating to the Registration Statement, in any jurisdiction where the Company is not now so subject; and

      xii. provide promptly to each Holder, upon request, each document filed with the SEC pursuant to the requirements of Section 13 or Section 15(d) of the Exchange Act.

      (b) Restrictions on Holders.

      Each Holder agrees by acquisition of a Transfer Restricted Share that, upon receipt of the notice referred to in Section 5(a)(iv)(C) or any notice from the Company of the existence of any fact of the kind described in Section 5(a)(iv)(D) (in each case, a "Suspension Notice"), such Holder will forthwith discontinue disposition of Transfer Restricted Shares pursuant to the

  Registration Statement until (i) such Holder has received copies of the supplemented or amended Prospectus contemplated by Section 5(a)(v), or (ii) such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus (in each case, the "Recommencement Date"); provided, however, that any Suspension Period occurring as a result of notice from the Company of the existence of any fact of the kind described in Section 5(a)(iv)(D) shall not exceed, for so long as this Agreement is in effect, the shorter of (x) the period ending on the date the information responsible for the Suspension Period is disclosed to the public and (y) 30 Business Days (provided that no two Suspension Periods shall occur during any period within any 12 consecutive months). Each Holder receiving a Suspension Notice hereby agrees that it will either (i) destroy any Prospectuses, other than permanent file copies, then in such Holder's possession which have been replaced by the Company with more recently dated Prospectuses or (ii) deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such Holder's possession of the Prospectus covering such Transfer Restricted Shares that was current at the time of receipt of the Suspension Notice. This Section 5(b) shall not suspend the accrual of any Liquidated Damages available under Section 4 of this Agreement.

SECTION 6. REGISTRATION EXPENSES

      (a) All expenses incident to the Company's performance of or compliance with this Agreement will be borne by the Company, regardless of whether the Registration Statement becomes effective, including without limitation: (i) all registration and filing fees and expenses; (ii) all fees and expenses of compliance with federal securities and state blue sky or securities laws; (iii) all expenses of printing, messenger and delivery services and telephone; (iv) all fees and disbursements of counsel for the Company; (v) all application and filing fees and (vi) all reasonable fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance).

      The Company will, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any person, including special experts, retained by the Company.

      (b) In connection with the Registration Statement the Company will reimburse the Holders of Transfer Restricted Shares who are selling or reselling Common Shares pursuant to the "Plan of Distribution" contained in the Registration Statement for the reasonable fees and disbursements of not more than one counsel for all of the Holders of an amount up to $5,000.00.

SECTION 7. INDEMNIFICATION

      (a) The Company agrees to indemnify and hold harmless each Holder, its directors, officers and each person, if any, who controls such Holder (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all losses, claims, damages, liabilities and judgments (including without limitation the legal fees and other expenses incurred in connection with investigating or defending any matter, including any action that could give rise to any such losses, claims, liabilities or judgments) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, preliminary Prospectus or Prospectus (or any amendment or supplement thereto), provided by the Company to the Holders or to any prospective purchaser of Common Shares, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or judgments are proximately caused by any untrue statement or omission or alleged untrue statement or omission that is based upon information relating to any of the Holders furnished in writing to the Company by such Holders for use in the Registration Statement. This indemnity shall not limit any other rights the Holders may have against the Company with respect to any such losses, claims, damages, liabilities or judgments.

      (b) Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, officers, attorneys, accountants, agents and representatives, and each person, if any, who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, to the same extent as the foregoing indemnity from the Company set forth in Section 7(a) above, but only with reference to information relating to such Holder furnished in writing to the Company by such Holder expressly for use in the Registration Statement or any amendment or supplement thereto. In no event shall any Holder, its directors or officers, or any person who controls such Holder be liable or responsible under this Section 7 for any amount in excess of the amount by which the total amount received by such Holder with respect to its sale of Transfer Restricted Shares pursuant to the Registration Statement exceeds (i) the amount paid by such Holder for such Transfer Restricted Shares, plus (ii) the amount of any damages that such Holder, its directors or officers, or any person who controls such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. This indemnity shall not limit any other rights the Company may have against the Holders with respect to any such losses, claims, damages, liabilities or judgments.

      (c) In case any action shall be commenced involving any person in respect of which indemnity may be sought pursuant to Section 7(a) or 7(b), such person (the "Indemnified person") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying person") in writing, and the Indemnifying person shall assume the defense of such action, including the employment of counsel reasonably satisfactory to the Indemnified person and shall pay all fees and expenses of such counsel as incurred (except that in the case of any action in respect of which indemnity may be sought pursuant to both Sections 7(a) and 7(b), a Holder shall not be required to assume the defense of such action pursuant to this Section 7(c), but may employ separate counsel and participate in the defense thereof, but the fees and expenses of such counsel, except as provided below, shall be at the expense of such Holder). Any Indemnified person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified person unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying person, (ii) the Indemnifying person shall have failed to assume the defense of such action or employ counsel reasonably satisfactory to the Indemnified person or (iii) the named parties in any such action (including any impleaded parties) include both the Indemnifying person and the Indemnified person, and the Indemnified person shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying person (in which case the Indemnifying person shall not have the right to assume the defense of such action on behalf of the Indemnified person). It is understood that the Indemnifying person shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified persons, unless an Indemnified person determines that a conflict would exist among the Indemnified persons, in which case such Indemnified person may use a separate firm of attorneys and the Indemnifying person will be liable for all such fees and expenses of such separate firm of attorneys, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the indemnified Holders shall be designated in writing by a majority of the indemnified Holders (unless a conflict exists as more fully described in the immediately preceding sentence), in the case of parties indemnified pursuant to Section 7(a), and any such separate firm for the Company, its directors, its officers and such control persons shall be designated in writing by the Company, in the case of parties indemnified pursuant to Section 7(b). The Indemnifying person shall indemnify and hold harmless the Indemnified person from and against any and all losses, claims, damages, liabilities and judgments by reason of any settlement of any action (i) effected with its written consent or (ii) effected without its written consent if the settlement is entered into more than twenty Business Days after the Indemnifying person shall have received a request from the Indemnified person for reimbursement for the fees and expenses of counsel (in any case where such fees and expenses are at the expense of the Indemnifying person) and, prior to the date of such settlement, the Indemnifying person shall have failed to comply with such reimbursement request. No Indemnifying person shall, without the prior written consent of the Indemnified person, effect any settlement or compromise of, or consent to the entry of judgment with respect to, any pending or threatened action in respect of which the Indemnified person is or could have been a party and indemnity or contribution may be or could have been sought hereunder by the Indemnified person, unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified person from all liability on claims that are or could have been the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified person.

      (d) To the extent that the indemnification provided for in this Section 7 is unavailable to an Indemnified person in respect of any losses, claims, damages, liabilities or judgments referred to therein, then each Indemnifying person, in lieu of indemnifying such Indemnified person hereunder, shall contribute to the amount paid or payable by such Indemnified person as a result of such losses, claims, damages, liabilities or judgments (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the indemnified Holder, on the other hand, from their sale of Transfer Restricted Shares or (ii) if the allocation provided by clause 7(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 7(d)(i) above but also the relative fault of the Company, on the one hand, and the indemnified Holder, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and the indemnified Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by the indemnified Holder, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and judgments referred to above shall be deemed to include, subject to the limitations set forth in the second paragraph of Section 7(a), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

      (e) The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified person as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified person in connection with investigating or defending any matter including any action that could have given rise to such losses, claims, damages, liabilities or judgments. Notwithstanding the provisions of this Section 8, in no event shall a Holder, its directors or officers, or any person who controls such Holder, be required to contribute, in the aggregate, pursuant to this Section 7 any amount in excess of the amount by which the total received by such Holder with respect to the sale of Transfer Restricted Shares pursuant to the Registration Statement exceeds the sum of (i) the amount paid by such Holder for such Transfer Restricted Shares, plus (ii) the amount of any damages that such Holder, its directors or officers, or any person who controls such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders' obligations to contribute pursuant to this Section 7(d) are several in proportion to the respective principal amount of the Transfer Restricted Shares held by each Holder hereunder and not joint. This Section 7(d) shall not limit any other rights the Company may have against the Holders, or that the Holders may have against the Company, with respect to any such losses, claims, damages, liabilities or judgments.

SECTION 8. RULE 144 AND OTHER INFORMATION

    The Company hereby agrees with each Holder, for so long as any Transfer Restricted Shares remain outstanding and during any period in which the Company (i) is not subject to Section 13 or 15(d) of the Exchange Act, to make available, upon request of any Holder of Transfer Restricted Shares, adequate current public information with respect to the Company within the meaning of paragraph (c)(2) of Rule 144 under the Securities Act in order to permit sales of such Transfer Restricted Shares pursuant to Rule 144 under the Securities Act and (ii) is subject to Section 13 or 15(d) of the Exchange Act, to make all filings required thereby in a timely manner in order to permit sales of such Transfer Restricted Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act.

SECTION 9. MISCELLANEOUS

    (a)  Remedies.

    The Company acknowledges and agrees that any failure by the Company to comply with its obligations under Section 3 may result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, any Holder may obtain such relief as may be required to specifically enforce the Company's obligations under Section 3. The Company further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law or equity.

    (b)  Notices.

    All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes (i) when personally delivered or given by machine-confirmed facsimile, (ii) one business day after a writing is delivered to a national overnight courier service or (iii) three business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, in each case, addressed as follows (or at such other address for a party as shall be specified by like notice): (A) in the case of the Company, to Click2learn, Inc., Attention: President, 110-110th Avenue NE, Bellevue, WA, 98004 (425) 455-3071 (Facsimile No.), and (B) in the case of any Holder, at the address set forth on the stock records of the Company.

    (c)  Amendments and Waivers.

    No modifications or amendments to, or waivers of, any provision of this Agreement may be made, except pursuant to a document signed by the Company and Holders of two- thirds of the outstanding Transfer Restricted Shares.

    (d)  Interpretation.

    When a reference is made in this Agreement to Sections, paragraphs, clauses or Exhibits, such reference shall be to a Section, paragraph, clause or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November  , 2001. The words "hereof," "herein," "herewith," "hereby" and "hereunder" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

    (e)  No Third-Party Beneficiaries.

    No person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

    (f)  Successors and Assigns.

    Other than with respect to transferees as to which the Common Shares held by such transferee have ceased to be Transfer Restricted Shares, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent Holders. If any transferee of any Holder shall acquire Transfer Restricted Shares in any manner, whether by operation of law or otherwise, such Transfer Restricted Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Transfer Restricted Shares such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, including the restrictions on resale set forth in this Agreement and, if applicable, the Purchase Agreement, and such person shall be entitled to receive the benefits.

    (g)  Entire Agreement.

    This Agreement, the Purchase Agreement, the Warrant and the Schedules and exhibits to each of the foregoing are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted with respect to the Transfer Restricted Shares. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

    (h)  Severability.

    If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then, if possible, such illegal, invalid or unenforceable provision will be modified to such extent as is necessary to comply with such present or future laws and such modification shall not affect any other provision hereof; provided that if such provision may not be so modified such illegality, invalidity or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

    (i)  Governing Law.

    All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

    (j)  Counterparts.

    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each the other parties, it being understood that all parties need not sign the same counterpart.

          [Signature Page Follows]

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CLICK2LEARN, INC.
By:	/s/ KEVIN OAKES Name: Kevin Oakes Title: President and Chief Executive Officer
ZLP Master Technology Fund, Ltd. as a PURCHASER
By:	/s/ STUART J. ZIMMER Name: Stuart J. Zimmer Title: Director
Strong River Investments as a PURCHASER
By:	/s/ KENNETH L. HENDERSON Name: Kenneth L. Henderson Title: Attorney-in-fact
/s/ JAMES J. DIDION Name: James J. Didion
/s/ WALTER V. STAFFORD Name: Walter V. Stafford
Vertical Ventures Investments, LLC as a PURCHASER
By:	/s/ JOSHUA SILVERMAN Name: Joshua Silverman Title: Partner
Vertical Ventures, LLC as a PURCHASER
By:	/s/ JOSHUA SILVERMAN Name: Joshua Silverman Title: Partner
ComVest Venture Partners as a PURCHASER
By:	/s/ ILLEGIBLE Name: Title:

EXHIBIT A
SCHEDULE OF PURCHASERS

Name, Address and tax identification number (if applicable) of Purchaser	Number of Common Shares	Number of Warrant Shares
ZLP Master Technology Fund, Ltd Goldman Sachs (Cayman) Trust, Limited P.O. Box 896 Harbour Centre, 2nd Floor North Church Street George Town, Grand Cayman Cayman Islands, B.W.I. C/o Darrren Martin tax I.D. no. 98-0336731	840,000	420,000
Vertical Venture Investments, LLC 900 Third Avenue, 26th Floor New York, NY 10022 Attn: Josh Silverman tax I.D. no. 36-4466216	330,000	165,000
Vertical Ventures LLC 900 Third Avenue, 26th Floor New York, NY 10022 Attn: Josh Silverman tax I.D. no. 94-336-0273	170,000	85,000
Strong River Investments, Inc. c/o Cavallo Capital 666 Madison Ave 18th Floor NY, NY 10021 Attention: Eldad Gal Fax: 212-651-9010	800,000	400,000
James J. Didion P.O. Box 1441 Pebble Beach, California 93953 SS####-##-#### Fax # 831-622-2970	180,000	90,000
Walter V. Stafford 5921 Harbord Drive Oakland, CA 94611 SS# ###-##-####	20,000	10,000
ComVest Venture Partners, L.P. 830 Third Avenue New York, NY 10023 tax I.D. no. 13-4124841	400,000	200,000

Total	2,740,000	1,370,000

A–1

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REGISTRATION RIGHTS AGREEMENT